EXHIBIT G



                                 PRESS RELEASE


HARBINGER CAPITAL PARTNERS COMMENTS ON ITS INVESTMENT IN CLIFFS NATURAL
RESOURCES
Friday January 9, 8:04 pm ET

NEW YORK--(BUSINESS WIRE)--As part of ongoing portfolio management and rebalancing, the Harbinger Capital Partners(R) funds announced a reduction in their exposure to Cliffs Natural Resources (NYSE: CLF - NEWS) in order to bring the position in line with current portfolio metrics and may continue to do so in the future, as conditions permit. Harbinger maintains its conviction that Cliffs controls unique and valuable assets and believes Cliffs will be one of the prime beneficiaries of the eventual economic recovery.

Though it has adjusted its stake in Cliffs, Harbinger maintains its commitment to supporting value-maximizing strategies at Cliffs and, as such, reserves the right to be in contact with members of management, members of the Board, shareholders and other relevant parties regarding alternatives that Cliffs could employ to maximize shareholder value. Harbinger also reserves the right to repurchase shares in the future if it deems it appropriate for its investors should the portfolio metrics permit.


CONTACT:
Media:
Rubenstein Associates, Inc.
Marcia Horowitz, 917-922-0408
mhorowitz@rubenstein.com
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